EXHIBIT 99(a)(1)(E)

Lyris, Inc.

Option Exchange Program

Frequently Asked Questions

These FAQs answer some of the questions that you may have about Lyris, Inc.’s Option Exchange Program. However, it is only a summary, and you should carefully read the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated as of March 26, 2012, because the information in this summary is not complete and because there is additional important information in that document.

Please note that on March 12, 2012, Lyris, Inc. (the “Company”) effected a reverse stock split of its common stock at a ratio of 1-to-15. Unless otherwise indicated, all share numbers and exercise prices in this FAQ have been adjusted accordingly to reflect post-split share numbers and exercise prices.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering, for compensatory purposes, to eligible U.S. employees of Lyris and its subsidiaries (see Question 3 below) the right to exchange all outstanding options to purchase shares of Lyris common stock granted prior to November 18, 2011 and having an exercise price equal to or greater than $4.95 per share granted under its 2005 Equity-Based Incentive Plan (the “Plan”) prior to the commencement of the Option Exchange Program (the “Eligible Options”) for new nonqualified options to be granted under the Plan upon the terms and subject to the conditions described in further detail below (the “New Options”).

Q2.	WHY IS LYRIS IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase an equal number of shares, with a new exercise price per share equal to $1.575, which new exercise price was determined and approved by our Board of Directors.

We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better retention and performance incentives for our employees and will maximize the value of our common stock for our current stockholders. Achievement of these goals cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market and other factors beyond our control.

Q3.	WHO IS ELIGIBLE TO PARTICIPATE?

Any employee of Lyris, Inc. and its subsidiaries, who lives in the U.S. (an “Eligible Employee”) and is continuously employed by us during the period beginning on March 26, 2012 and ending at 5:00 p.m., Pacific Time, on April 23, 2012 (or a later date if we extend the time you have to elect to participate in the Option Exchange Program (the “offering period”)), and who holds outstanding and unexercised stock options granted under the Plan prior to the November 18, 2011 with an exercise price equal to or greater than $4.95 is eligible to participate in the Option Exchange Program. Eligible Employees must be employed by us on the Replacement Grant Date to receive New Options.

Q4.	ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

As discussed in Question 3 above, only our current U.S. employees holding Eligible Options may participate in the Option Exchange Program.

Q5.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

You may decide to exchange one or more of your Eligible Option grants for a New Option. Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase an equal number of shares.

The New Option will be granted under the Plan on the first trading day following the date that we cancel the eligible options accepted for exchange pursuant to the Exchange Offer (the “Replacement Grant Date”) and at an exercise price equal $1.575. The New Option will be a nonqualified stock option, have a ten-year term and vest over four years, with 25% of the total number of shares subject to a New Option grant vesting on November 18, 2012 and 6.25% of total number of shares subject to a New Option grant for each quarter thereafter. The other terms of the New Option will be substantially the same as the Eligible Option tendered for exchange under the Option Exchange Program.

If you tender more than one Eligible Option grant, New Options will be granted in exchange therefor on a grant-by-grant basis under the Option Exchange Program For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $4.95 per shares, and an Eligible Option grant to purchase 500 shares, with an exercise price of $7.50 per share, you will be entitled to receive two New Options to purchase 1,000 shares and 500 shares, respectively, each with a new exercise price of $1.575.

In addition, if you elect to exchange an Eligible Option, you must exchange the entire option; you may not exchange only part of an Eligible Option. For example, if you hold an Eligible Option for 4,500 shares with an exercise price of $7.50 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares).

Q6.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete, sign and return an election to exchange one or more of your Eligible Options for New Options no later than 5:00 p.m., Pacific Time, on April 23, 2012, or a later date if we extend the offering period (the latest such date and time, the “expiration date”).

You have the right to withdraw any Eligible Options that you have elected to exchange at any time before the expiration date. See Question 12 for a more detailed discussion of your withdrawal rights.

We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such Eligible Options promptly after the expiration date.

Q7.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF LYRIS’S OUTSTANDING OPTIONS?

No. The Option Exchange Program applies only to outstanding options granted under the Plan prior to November 18, 2011 with exercise prices equal to or greater than $4.95 per share.

Q8.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future equity awards.

Q9.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS I ELECT TO TENDER?

If you elect to participate, only the Eligible Options you have elected to tender on the election form returned to us by the deadline will be cancelled on the expiration date.

Q10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I ELECT TO PARTICIPATE?

The deadline to elect to participate in the Option Exchange Program is 5:00 p.m., Pacific Time, on April 23, 2012, unless we extend the offering period. To participate, you must complete, sign and return to us an election to exchange one or more of your Eligible Options before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended. If we decide to extend the deadline to elect to participate in the Option Exchange Program, we will announce the extension no later than 9:00 a.m., Pacific Time, on the first business day following the previously scheduled expiration date. If we do extend the deadline, you must make your online election before the extended expiration date and time.

Q11.	WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS BY THE DEADLINE?

If you do not elect to exchange your Eligible Options through completing, signing and returning to us the election form by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q12.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

You may withdraw your election to participate in the Option Exchange Program at any time before 5:00 p.m., Pacific Time, on April 23, 2012, unless we extend the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must properly complete, sign and return to us a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw prior to 5:00 p.m., Pacific Time, on April 23, 2012. Once you have withdrawn your election to tender one or more Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 6.

Q13.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATING IN THE OPTION EXCHANGE PROGRAM?

If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option.

We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

Please see Section 13, “Material United States Tax Consequences” of Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated as of March 26, 2012.

Q14.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

The decision to participate in the Option Exchange Program is each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and the performance of our own business and stock price. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Q15.	WHAT DOES THE COMPANY AND THE BOARD OF DIRECTORS THINK OF THE STOCK OPTION EXCHANGE PROGRAM?

Although the Compensation Committee of the Board of Directors has approved the Option Exchange Program, neither we nor the Compensation Committee of our Board of Directors, nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q16.	HOW DO I FIND OUT HOW MANY ELIGIBLE OPTIONS I HAVE AND WHAT THEIR EXERCISE PRICES ARE?

You can at any time confirm the number of existing stock options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information by contacting Global Shares at by email at lyris@globalshares.com.

Q17.	WHICH OPTIONS CAN BE EXCHANGED?

Only outstanding and unexercised options granted prior to November 18, 2011 and that have an exercise price equal to or greater than $4.95 per share may be tendered for exchange under the Option Exchange Program.

Q18.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

No. The Option Exchange Program only pertains to outstanding Eligible Options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and may not be tendered for exchange under the Option Exchange Program. However, if you have partially exercised an Eligible Option grant, the remaining outstanding unexercised portion of the Eligible Option grant may be tendered for exchange. For example, if you exercise an Eligible Option during the offering period for the Exchange Offer, the portion of the Eligible Option that you exercised will not be eligible for the Exchange Offer.

Q19.	CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION ONLY AS TO CERTAIN SHARES?

No. If you elect to exchange an Eligible Option, you must exchange the entire unexercised portion of the option; you may not exchange only part of an Eligible Option. For example, if you have an option grant for 4,500 shares with an exercise price of $7.50 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares). Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion.

Q20.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO THE ELIGIBLE OPTIONS THAT I TENDER FOR EXCHANGE?

If you properly complete, sign and return to us an election to exchange one or more of your Eligible Options under the Option Exchange Program by the expiration date, we will cancel all of your outstanding Eligible Options that you have elected to exchange.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q21.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?

Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase an equal number of shares.

Q22.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise price of the New Options will equal $1.575. On November 21, 2011, we sold a significant number of shares of our common stock to a trust, the investments of which are controlled by William T. Comfort, III, Chairman of our Board of Directors, at a purchase price of $0.105 (pre-split) or $1.575 (post-split) per share. The Board of Directors determined that the appropriate price for the exercise price of the New Options is $1.575, which is equal to the per share purchase price of our recent transaction with the trust.

Q23.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

New Options will vest over four years, with 25% of the total number of shares subject to a New Option vesting on November 18, 2012 and 6.25% of total number of shares subject to a New Option for each quarter thereafter. For example, if you are granted a New Option for 10,000 shares, 2,500 shares will vest on November 18, 2012 and 625 shares would vest on February 18, 2013 and for each quarter thereafter, until the New Option is fully vested.

Q24.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

Except for the new exercise price, change in vesting, change in term, the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer.

Q25.	WHEN WILL WE GRANT THE NEW OPTIONS?

We will grant the New Options on the Replacement Grant Date. If we cancel Eligible Options elected for exchange on April 23, 2012, the Replacement Grant Date of the New Options will be April 24, 2012, which is the first trading day following the cancellation date of the Eligible Options.

Q26.	WHAT IS THE EXPECTED TIMELINE OF THE OPTION EXCHANGE PROGRAM?

We currently expect the timeline of the Option Exchange Program to be:

• March 26, 2012	Offering Period begins

• April 23, 2012	Offering Period ends at 5:00 p.m., Pacific Time, unless extended by us